Exhibit 99.3

FOR IMMEDIATE RELEASE

LEXINGTON PRECISION'S SENIOR SUBORDINATED NOTES MATURE; COMPANY CONTINUES CONSENT SOLICITATION

NEW YORK, February 1, 2000 - Lexington Precision Corporation (OTC: LEXP) announced today that it did not pay the $27,412,125 principal balance of its 12 3/4% senior subordinated notes, which matured today. Additionally, the company announced that it did not pay interest of $1,747,523, which was accrued on the notes for the period August 1, 1999, through January 31, 2000, and which was due today. The company remains current on all principal and interest payments related to all of its other indebtedness, which totals approximately $67,871,000.

The company has been soliciting consents from holders of the senior subordinated notes to extend the maturity of the notes to February 1, 2003, but, to date, the company has not received sufficient consents to effect the extension. If sufficient consents are obtained, the company would make the February 1, 2000, interest payment and would pay consenting noteholders a fee equal of 1% of the principal amount of their notes. Additionally, if sufficient consents are obtained, the interest rate on the senior subordinated notes would be increased to 13 1/2% for the period from February 1, 2000, to January 31, 2001; 15 1/2% for the period from February 1, 2001, to July 31, 2001; 16% for the period from August 1, 2001, to January 31, 2002; 17% for the period from February 1, 2002, to July 31, 2002; and 18% for the period from August 1, 2002, to January 31, 2003.

Yesterday, the company extended the expiration date of the consent solicitation from January 31, 2000, to February 15, 2000. The company is also amending the terms of the consent solicitation to seek waivers of the event of default that occurred when the company did not pay the principal balance of the senior subordinated notes at maturity.

Holders of the defaulted senior subordinated notes are entitled, but not obligated, to assert remedies against the company. If any such actions were taken, the company might be required to consider or pursue various alternatives, including seeking relief from creditors under the Federal bankruptcy code.

The company also announced today that it has reached agreements with all of its secured and unsecured lenders, other than the holders of the senior subordinated notes, that will allow it to operate its business without interruption, notwithstanding the defaults on the senior subordinated notes. The company's senior secured bank lenders, Congress Financial Corporation, The CIT Group/Equipment Finance, Inc., and Bank One, NA, and the holders of its 10 1/2% senior unsecured note and its 14% junior subordinated notes agreed to waive, for a three-month period, any defaults that may occur on their indebtedness as a result of non-payment of interest or principal on the senior subordinated notes and the junior subordinated notes. The holder of the company's 12% secured term note agreed to extend the maturity date of that note


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Lexington Precision Corporation
February 1, 2000
Page 2

from January 31, 2000, to April 30, 2000, and the holder of the 10 1/2% senior unsecured note agreed to extend the maturity date of that note from February 1, 2000, to May 1, 2000. The holders of the 14% junior subordinated notes agreed to defer the interest payments due them on February 1, 2000, until May 1, 2000, or earlier if the company receives sufficient consents to amend the senior subordinated notes. All interest rates remain at the contract rates specified in the existing loan agreements.

Finally, the company announced that, earlier today, Michael A. Lubin and Warren Delano, who are Chairman of the Board and President of the company, respectively, converted their holdings of 14% junior subordinated convertible notes into common stock. The aggregate principal amount of notes converted was $1,000,000. The company issued 440,000 shares of common stock, par value $.25, at a conversion rate of $2.2727 per share.

Lexington Precision Corporation manufactures precision rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, medical devices, and industrial equipment.

Contact:  Warren Delano  (212) 319-4657